Exhibit 99.1

BOARD RESOLUTION

OF

GREEN RAIN ENERGY HOLDINGS, INC.

Date: September 30, 2025

At a meeting of the Board of Directors of Green Rain Energy Holdings, Inc. (the “Company”), duly held in accordance with applicable corporate law, the following resolutions were adopted:

WHEREAS, the Company previously entered into a Purchase and Sale Agreement (the “Agreement”) with Arowana Media Holdings, Inc. (“Arowana”), whereby the Company sold all issued and outstanding shares of M Love Vintage Holdings, Inc. (“MLV”) in exchange for a control block representing approximately 65.7% of Arowana’s outstanding shares to be issued to Green Rain Solar, Inc., a subsidiary of the Company;

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to rescind the Agreement in its entirety and restore the ownership of M Love Vintage Holdings, Inc. to the Company;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby approves and authorizes the rescission of the Purchase and Sale Agreement between the Company and Arowana Media Holdings, Inc., effective September 30, 2025, and declares that such Agreement and all related obligations are null and void as of that date;

FURTHER RESOLVED, that all rights, title, and interest in M Love Vintage Holdings, Inc. shall remain with Green Rain Energy Holdings, Inc., and that ownership of Arowana Media Holdings, Inc. shall revert to its prior owner, Mr. Mark Newbauer;

FURTHER RESOLVED, that the Company’s outstanding convertible note with Mr. Newbauer is hereby canceled in full, and all obligations thereunder are extinguished as of September 30, 2025;

FURTHER RESOLVED, that management has determined that the rescission has no material impact on the Company’s consolidated financial statements and constitutes a non-recognized subsequent event under ASC 855, requiring disclosure but not adjustment in the Company’s financial statements for the fiscal year ended December 31, 2025;

FURTHER RESOLVED, that the officers of the Company are hereby authorized and directed to take all necessary and proper actions to implement this resolution, including but not limited to execution of a written rescission agreement, public disclosure through a Current Report on Form 8-K, and notification to all relevant parties;

IN WITNESS WHEREOF, the undersigned, being all of the directors of Green Rain Energy Holdings, Inc., have executed this resolution as of the date first written above.

DIRECTORS:

______________________________
Alfredo Papadakis, Director & President